EXHIBIT 24.1



                        CONSENT OF ERNST & YOUNG L.L.P.
                              INDEPENDENT AUDITORS


              We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) and in the related Prospectus pertaining to the 1996 Non-Employee Directors Stock Option Plan of Signet Banking Corporation and to the incorporation by reference therein of our report dated January 24, 1995 (except for Note U, as to which the date is February 28, 1995), with respect to the consolidated financial statements of Signet Banking Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.




                                          /s/ Ernst & Young L.L.P.


Richmond, Virginia
March 1, 1996